Exhibit 3.1
STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of GROWLIFE, INC. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this Corporation be amended by striking out the first paragraph of the Article thereof numbered "FOURTH" and by substituting in lieu of said first paragraph the following new first paragraph of the Fourth Article:

“The aggregate number of shares of all classes of stock which the Corporation shall have the authority to issue is 130,000,000 shares, of which 120,000,000 shares shall be classified as common stock, $0.0001 par value per share (“Common Stock”), and 10,000,000 shares shall be classified as preferred stock, $0.0001 par value per share (“Preferred Stock”), issuable in series as may be provided from time to time by resolution of the Board of Directors.”

FURTHER RESOLVED, That upon the effectiveness of this Certificate of Amendment, Article FOURTH of the Certificate of Incorporation, is hereby further amended by adding the following two paragraphs as the last two paragraphs of such Article FOURTH:

“Reverse Split: Effective upon the filing of this Certificate of Amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), a 1-for-150 reverse stock split of the Corporation’s common stock, $0.0001 par value per share (the “Common Stock”), shall become effective, pursuant to which each 150 shares of Common Stock issued or outstanding immediately prior to the Effective Time shall be reclassified and combined into one validly issued, fully paid and nonassessable share of Common Stock automatically and without any action by the holder thereof upon the Effective Time and shall represent one share of Common Stock from and after the Effective Time (such reclassification and combination of shares, the “Reverse Stock Split”). The par value of the Common Stock following the Reverse Stock Split shall remain at $0.0001 par value per share. No fractional shares of Common Stock shall be issued as a result of the Reverse Stock Split and, in lieu thereof, each resulting fractional share shall be rounded up to the nearest whole share of Common Stock.

Each stock certificate that, immediately prior to the Effective Time, represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Common Stock after the Effective Time into which the shares formerly represented by such certificate have been reclassified; provided, however, that each person of record holding a certificate that represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall receive, upon surrender of such certificate, a new certificate evidencing and representing the number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified.”

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

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IN WITNESS WHEREOF, said corporation has caused this certificate to be signed on this 20th day of November, 2019.

By:  /s/ Marco Hegyi
Marco Hegyi, Chief Executive Officer